Exhibit 99.3

Lilium GmbH ESOP – 2020

EMPLOYEE STOCK OPTION PROGRAM CONDITIONS

VERSION 0.2/2020

(“ESOP CONDITIONS”)

LILIUM GMBH

Preamble

Lilium GmbH (the “Company”) is a limited liability company established and organised under the laws of Germany. The Company is registered with the commercial register of the local court of Munich under HRB 216921.

The Company intends to enable its current and future employees, consultants and advisors (or – in individual cases – through their respective investment vehicle) (each an “Employee”) to participate in its commercial success. Therefore, it may offer its Employees the opportunity to acquire options for shares in the Company.

This participation of the Employees in the Company shall take the form of an Employee Stock Option Program (the “ESOP”) under the terms and conditions set out herein (the “ESOP Conditions”).

1. Acquisition of Options

1.1	The Company may offer options to the Employees (the “Option-Offer”). The Option-Offer to the Employee will be made through the Subscription Form substantially similar to Annex 1.1.

1.2	Each option provides the right to acquire one common share in the nominal amount of EUR 1.00 (in words: Euro one) in the Company (the “Option”) against payment of a certain amount (the “Strike Price”) under the terms and conditions set out in these ESOP Conditions.

1.3	In the Option-Offer, the Company will determine in its sole discretion the number of Options that shall be granted to the Employee (the “Issued Options”) as well as the Strike Price.

1.4	The Employee may accept the Option-Offer by signing the Subscription Form and delivering it to the Company. The Strike Price shall be due on the date upon which the Issued Options are exercised but it should be payable as set forth on Section 3 hereof, unless agreed otherwise between the Employee and the Company in the Subscription Form.

Lilium GmbH ESOP – 2020

1.5	The granting of the Issued Options does not have any influence on the calculation of possible bonus payments, pension plans or any other compensations of the Employee. The Company grants the Issued Options on a voluntary basis only; the Employee is not entitled to demand further Options or Option-Offers. Repeated grant of Options to an Employee shall not, nor be deemed to, confer any entitlement (under any company practice – Betriebliche Übung, or otherwise) as to any (future) grant of Options to any Employee or any third person or entity.

2. Vesting Mechanism of Options

2.1	Subject to the vesting mechanism of Section 2.5, a certain number of Issued Options shall be considered vested and become eligible to be exercised in accordance and subject to Section 3 hereof (each a “Vested Option”), and further subject to whether, when and why the employment agreement between the Employee and the Company is terminated or the Employee stops working for the Company as a matter of fact (each the “Work Termination”) within a certain period of time from the Options Issue Date (as defined in the Subscription Form) (the “Vesting Period”) as specified in the Subscription Form. Issued Options that do not become Vested Options shall expire.

2.2	No Work Termination shall be deemed to occur if the Employee changes to another employer who is an affiliate of the Company within the meaning of §§ 15 et seq. of the German Corporation Act (Aktiengesetz, AktG).

2.3	A “Bad Leaver Event” shall mean a Work Termination where the employment agreement is terminated for reasons for which the Employee is responsible. The Employee shall be regarded as responsible for any termination initiated by the Company which is based on (a) good cause (wichtiger Grund) on the part of the Company or (b) person-related or conduct-related reasons (Kündigung aus personen- oder verhaltensbedingten Gründen) according to German labour law.

2.4	A “Good Leaver Event” shall mean a Work Termination that is not a Bad Leaver Event, including resignation by the Employee or termination by the Employee with good cause (wichtiger Grund).

Lilium GmbH ESOP – 2020

2.5	The following methodology shall apply for the determination of the number of Vested Options:

2.5.1	During a certain period of time starting on the Options Issue Date (the “Cliff Period”), as specified in the Subscription Form, no Issued Options shall become Vested Options.

2.5.2	From the end of the Cliff Period until the end of the Vesting Period, the number of Vested Options increases up to the Issued Options, on a linear monthly basis at the end of each calendar month starting with the Options Issue Date (implying that at the end of the Cliff Period, if no Work Termination has occurred, a certain number of Issued Options shall be considered Vested Options).

2.5.3	The continuation of the Vesting Period, including the Cliff Period, shall be suspended for each whole month during which the Company’s obligation to pay a salary or other compensation is suspended or the Company has claims against third parties for a refund of such salary or other compensation (the “Suspended Period”). This includes, without limitation maternity leave (Mutterschutz), parental leave (Elternzeit), incapacity for work or unpaid sabbatical.

2.5.4	During each whole month in which the Employee – irrespective of the reason – works part-time (the “Part-time Period”), the increase of the number of Vested Options shall slow down proportionally to the reduction of working hours in comparison to the working hours as agreed in the employment or service agreement. For example, if the Employee works 75 % of the agreed working hours, the number of Issued Options that become Vested Options shall be reduced by 25 % per each month of the Part-time-Period.

2.5.5	If the Employee’s Subscription Form so indicates and subject to Section 2.6, in case of an Exit Notification (as defined below) that occurs before the end of the Vesting Period, the Issues Options exceeding the Vested Options shall immediately become Vested Options (the “Accelerated Options”), but only if

(i)	at the date of the Exit Notification no Work Termination has occurred;

Lilium GmbH ESOP – 2020

(ii)	the Employee offers to continue working in case of (a) a Share Purchase (as defined below in Section 3.1) for the Company, (b) a IPO or an Indirect IPO Exit (each as defined below in Section 3.1) for the Company or the Trading Vehicle (as requested by the Company) or (c) an Asset Purchase (as defined below in Section 3.1) for the Buyer (as defined below in Section 3.1) on terms and conditions no less favorable to the Employee than previously (the “Continued Work”) for a certain period of time as of the Exit Event (the “Post Exit Period”) as specified in the Subscription Form; and

(iii)	the Employee executes the Consent Declaration substantially similar to Annex 2.5.5 that

(a)	in case and to the extent the Company decides to issue shares to the Employee pursuant to the terms of the ESOP conditions in fulfillment of the Accelerated Options, such shares shall only be issued to the Employee (a) after the end of the Post Exit Period provided that no Bad Leaver Event has occurred, or (b) after a Work Termination has occurred within the Post Exit Period, which is initiated by the Company without good cause (wichtiger Grund). For the issuance of the shares, the procedure set forth in Section 3.4 first sentence shall apply mutatis mutandis.

(b)	in case and to the extent the Company decides to compensate the Employee’s right to receive shares pursuant to the ESOP Conditions by a cash payment corresponding to the Deemed Exit Proceeds (as defined below in Section 3.4) in fulfilment of the Accelerated Options, the part of the cash proceeds resulting from the Exit Event (as defined below in Section 3.1) allocated to the Accelerated Options (the “Additional Payment”) shall be held in an escrow account (x) in trust for the Company (Verwaltungstreuhand zugunsten der Company) designated to finance any such cash payments and (y) offering protection for the relevant Employee through a claim against the escrow agent (only) upon the insolvency of the Company by way of "trust for purpose of security" (zusätzliche Sicherungstreuhand zugunsten des Employee bedingt auf den Insolvenzfall der Company). Any payment claims against the Company (and in case of its insolvency any payment claims against the escrow agent) shall only accrue and become payable to the Employee (a) after the end of the Post Exit Period provided that no Bad Leaver Event has occurred, or (b) after a Work Termination has occurred within the Post Exit Period, which is initiated by the Company without good cause (wichtiger Grund) or by the Employee with good cause (wichtiger Grund).

Lilium GmbH ESOP – 2020

If the offer to provide Continued Work is declined by the Company or the Buyer (as defined below in Section 3.1), as applicable, the Accelerated Options shall be deemed Vested Options at the time of the Exit Event and treated as ordinary Vested Options and the provisions on Accelerated Options set forth above shall not apply.

2.5.6	If the Employee’s Subscription Form has not indicated the opportunity for Accelerated Options to arise, then in the Event an Exit Notification that occurs before the end of the Vesting Period, the Issued Options exceeding the Vested Options shall immediately expire.

2.6	In case of an Exit Notification (as defined below) the number of Vested Options shall be determined as follows:

2.6.1	If a Good Leaver Event has occurred before the Exit Notification, the Issued Options accrued until the Work Termination shall be counted as set forth in Section 2.5.2 and shall be deemed Vested Options on the date of the Exit Notification. For the avoidance of doubt, no opportunity for Accelerated Options shall arise.

2.6.2	In case a Bad Leaver Event has occurred before the Exit Notification, the number of Vested Options shall be zero. No rights to damages or other compensation shall arise. The Company reserves the right to decide differently in writing on a case-by-case basis.

Lilium GmbH ESOP – 2020

2.6.3	In case no Work Termination has occurred at the time of the Exit Notification, the Vested Options accrued until the Exit Notification shall be counted and, subject to the requirements stated in Section 2.5.5, may include any Accelerated Options.

If the total number of the Vested Options is not evenly divisible by one, it shall be rounded down or up to the nearest whole number in accordance with mathematical principles.

3. Exercise of Options

3.1	An “Exit Event” is the closing (as such term is defined in the respective Exit Event documentation) of a transaction whereby (i) shares collectively constituting more than 50 % of the Company’s issued share capital are purchased, exchanged or acquired in a financially comparable fashion in one transaction or a series of commercially connected transactions by a buyer and/or buyer consortium (each a “Buyer”) except when such purchase, exchange or acquisition is with the purpose of (a) changing the Company’s jurisdiction or (b) creating a holding company owned in substantially the same proportions and by the same persons as the Company (the “Share Purchase”), and/or; (ii) the Company sells all or nearly all assets and/or IP rights (defined as more than 50 % of all assets of the Company according to market value) of the Company in one transaction or a series of commercially connected transactions to a Buyer (the “Asset Purchase”), and/or (iii) an IPO (initial public offering) of the shares of the Company to trading on an organized market within the meaning of sec. 2 paragraph 11 of the WpHG (or foreign regulations with the equivalent content, including New York Stock Exchange, NASDAQ and London Stock Exchange) or another market of a stock exchange (“Stock Exchange”) takes place (the “IPO”), and/or (iv) an indirect exit takes place meaning the earlier of (a) a point in time (1) on or after (x) the admission of all or some of the shares of a company, which directly or indirectly (for example, via affiliated companies) owns at least 50% of all existing shares or assets (calculated by market value) of the Company (“Trading Vehicle”), to trading on a Stock Exchange, and/or (y) the transfer of at least 50% of all existing shares or assets (calculated by market value) of the Company to a Trading Vehicle all or some of whose shares were already admitted previously to trading on a Stock Exchange (“Indirect IPO”), and (cumulatively) (2) the shareholders of the Company at the time of the transfer of the shares or assets of the Company to the Trading Vehicle hold less than 50% of the registered share capital of or the votes in the Trading Vehicle, and (b) the fourth anniversary of the Indirect IPO (the Exit Event described under (iv) the “Indirect IPO Exit”).

Lilium GmbH ESOP – 2020

3.2	The Company shall notify the Employee about an upcoming Exit Event at least two (2) weeks in advance of the Exit Event (the “Exit Notification”). The Exit Notification shall contain: (i) the number of the Employee’s Vested Options pursuant to Section 2 (including any potential Accelerated Options (if applicable) subject to the requirements in Section 2.5.5), (ii) a deadline of at least two (2) weeks (the “Exercise Period”) by which the Employee may exercise the Vested Options (including Accelerated Options, if applicable), and (iii) the bank account details to which the nominal amount (e.g. EUR 1.00 per exercised option share) of the Vested Options (and Accelerated Options, if applicable) shall be transferred upon exercise.

3.3	The Employee may only exercise the Vested Options (including Accelerated Options, if applicable) upon an Exit Event and within the Exercise Period (unless the Company with the approval of the advisory board and/or the shareholders’ meeting determines otherwise on a case-by-case basis) by notifying the Company at least in text form (§ 126 BGB) and giving all information as required in the Exercise Declaration substantially similar to Annex 3.3 (in case of Accelerated Options by additionally executing the Consent Declaration). Depending on the content of the shareholders’ agreements, it might be necessary to have the Exercise Declaration notarized before a notary public or to fulfil similar additional formal requirements. In order to be valid, the Company shall receive the Exercise Declaration and payment of the nominal amount in due form within the Exercise Period.

3.4	Once the Vested Options (including Accelerated Options, if applicable) have been exercised the Company is obliged, subject to any holdback pursuant to Section 2.5.5 (iii), to issue and/or transfer the corresponding number of common shares to the Employee subject to (i) the actual occurrence of the Exit Event, (ii) the payment of their nominal amounts and assignment to the Company of part of the proceeds resulting from the Exit Event that would be allocated to those common shares which, on a calculative EUR 1.00 nominal value per share, corresponds to the difference (delta) between the nominal amount and the Strike Price, (iii) the Employee’s accession, as a shareholder with no preferential rights or as a shareholder holding shares of the Company which have no preferential rights (e.g. ordinary or common shares) to any shareholders’ agreements that may exist at the date of the Exercise Declaration among the shareholders of the Company, (iv) the fulfilment of any other duties necessary to conduct the Exit Event, e.g. in connection with a drag- along right of a shareholder, and, if applicable (v) delivery of the Consent Declaration duly signed by the Employee. The Company shall have the right to replace the issuance of shares by a monetary payment in the amount of the proceeds from the Exit Event that would have been allocated to such number of common shares subject to any liquidation preferences of any share class and reduced by the Strike Price (the “Deemed Exit Proceeds”).

Lilium GmbH ESOP – 2020

3.5	If the Company fails to duly provide the Exit Notification and/or the Employee does not exercise his/her Vested Options before the Exit Event, the Vested Options will be deemed exercised and Section 3.4 shall apply mutatis mutandis.

3.6	Vested Options that have not been exercised within the Exercise Period or deemed exercised according to Section 3.5 shall expire.

3.7	If a Work Termination based on a Good Leaver Event has occurred before the Exit Notification, the former Employee shall not be entitled to exercise his/her Vested Options at any time prior to the occurrence of an Exit Event, unless otherwise approved by the Company with the approval of the advisory board and/or the shareholders’ meeting on a case-by-case basis.

3.8	In the event that (i) (a) contrary to Section 3.3 an Employee or (b) contrary to Section 3.7 a former Employee, is allowed to exercise his/her Vested Options prior to the occurrence of an Exit Event, and (ii) such Employee or former Employee, as applicable, decides to exercise his/her Vested Options, then such Employee or former Employee, as applicable, shall irrevocably transfer his/her issued shares to the Company or, if not permitted by applicable law, to a special purpose company, which shall hold the issued shares in trust until the Exit Event. The exercise declaration conditions for such Employee or former Employee, as applicable, shall be determined by the Company with the approval of the advisory board and/or the shareholders’ meeting on a case-by-case basis.

3.9	The Company shall use reasonable commercial efforts to help the Employee monetize a number of common shares received in return for the Vested Options reasonably needed to fulfil any tax obligations (including social security contributions) resulting from the receipt of common shares pursuant to the terms of these ESOP Conditions (e.g. by selling common shares in the course of an IPO). Nothing in this Section 3.9 shall be construed as an obligation on the Company to make any cash payments to the Employee or to release the Employee from any obligations it may have.

4. Restrictions on Disposal of Options, Inheritance

4.1	Any Issued Options and Vested Options are under no circumstances transferable without the Company’s prior written consent. The same applies to measures or actions, which economically correspond to such a transfer (e.g. trust agreements). In case any Issued Options or Vested Options are transferred without the Company’s prior written consent, they shall expire without any right to damages.

Lilium GmbH ESOP – 2020

4.2	Notwithstanding the above, Vested Options may be inherited.

5. Capital Increase and Capital Decrease in the Company

5.1	Subject to Section 5.3, the Issued Options are not subject to any anti-dilution protection mechanism, for instance in case of a capital increase of the Company.

5.2	In the event of a capital decrease by merging of shares without return of capital, the number of Issued Options shall be reduced pro rata according to the capital decrease.

5.3	In case of a capital increase from the Company's own resources (Kapitalerhöhung aus Gesellschaftsmitteln), the number of Issued Options granted shall be increased pro rata according to the increase in the share capital of the Company. The preceding sentence shall apply mutatis mutandis in case of a capital increase against nominal value, other than a capital increase triggered because of a downround protection or a compensatory capital increase (or other economically comparable valuation adjustments) in favour of one, several or all shareholders of the Company.

6. Taxes

All obligations regarding taxes, which arise out of or in connection with the granting, vesting or the exercise of any Options and payments hereunder, in particular, but not limited to income taxes, wage tax, social security contributions, church tax and solidary tax contribution shall be borne by the Employee. The Company gives no guarantees, representations, confirmations or promises etc. with regard to the existence or non- existence of any taxes. The Company is entitled to retain, as far as legally required, any withholding tax and social security contributions and to transfer such monies to the competent authorities. The foregoing shall also apply if at the time of the payment the Employee has already ceased to be an employee of the Company.

7. Limitation of Liability

7.1	The Company gives no guarantees, representations, confirmations or promises etc. of any kind with regard to the future development of any Issued Options or Vested Options or with regard to an Exit Event.

7.2	The Company shall not be liable for any loss or damage suffered by the Employee which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise any of the rights or obligations under these ESOP Conditions, unless

Lilium GmbH ESOP – 2020

•	in cases of damages to life, body, or health, in cases of warranting for the condition of a product or service, and in cases of fraudulent concealment by the Company, its legal representatives, assistants in performance or agents;

•	if the Employee is a Consumer according to § 13 BGB, such loss or damage is caused by gross negligence (grobe Fahrlässigkeit) of the Company, its legal representatives, assistants in performance or agents;

•	such loss or damage is caused by willful intent (Vorsatz) of the Company, its legal representatives, assistants in performance or agents; or

•	such loss or damage is caused by the infringement of a fundamental contractual duty by the Company, its legal representatives, assistants in performance or agents, which is indispensible for the due execution of the contract and thereby jeopardizes the achievement of the contract purpose, and, if the Employee is a businessman according to § 14 BGB, such loss or damage is foreseeable at the time of the infringement.

The limitation of the Company`s liability shall also apply to the personal liability of its legal representatives, assistants in performance and agents.

8. Confidentiality

The Employee is obliged to keep confidential these ESOP Conditions and its annexes, especially the number of Issued Options and Strike Price offered to the Employee. This obligation shall not apply insofar as disclosure (i) is required by law or court ruling, (ii) is made to a legal or other professional advisor of the Employee to the extent such legal or profession advisor is subject to confidentiality duties.

9. Miscellaneous

9.1	The laws of Germany shall apply to these ESOP Conditions with exclusion of its conflict of law rules.

9.2	In relation to the Employee who is a tradesman according to §§ 1 ff. German Commercial Code (Handelsgesetzbuch, HGB), the exclusive place of jurisdiction in any and all actions and proceedings related to the subject matter of ESOP Conditions shall be in the courts of Munich, Germany.

9.3	In case that the Employee does not have a place of general jurisdiction in Germany, he relocates his domicile or usual place of residence abroad after the concluding of this Agreement or the domicile or usual place of residence of the Employee is not known to the Company at the time of a lawsuit, the exclusive place of jurisdiction in any and all actions and proceedings related to the subject matter of these ESOP Conditions shall be in the courts of Munich, Germany.

Lilium GmbH ESOP – 2020

9.4	No modification or amendment to these ESOP Conditions shall be effective unless made in writing and signed by both Parties, as far as no stricter form is legally required. The same shall apply regarding modifications or amendments of this formal requirement.

9.5	If any of the provisions of this Agreement should be or become invalid or unenforceable in whole or in part for whatever reason, including a violation of any laws applicable to it, the validity of the other provisions hereof is not affected.

Lilium GmbH ESOP – 2020

Annex 1.1

LILIUM GMBH

ESOP-Subscription Form

Name of Employer/Principal (Company or affiliate): Lilium GmbH

Full Name of Employee:

Issued Options: see offer details

Options Issue Date: start date

Strike Price: EUR 1 (in words: Euros one) per share

Nominal Amount: EUR 1.00 (in words: Euro one) per share

Due Date for Strike Price: Upon delivery of the Exercise Declaration

Payment Date and Form for Strike Price: Upon payment of Exit Event proceeds, by assignment to the Company of the respective amount

Vesting Period: [48] months

Cliff Period: [12] months

Entitlement to Accelerated Option:	Yes	☒	No	☐

Post Exit Period:	Months	[24]	N.A.	☐

The Employee hereby subscribes for the Issued Options for shares in Lilium GmbH, on the terms and conditions as set out in the ESOP Conditions Version 2020 (including Addendum for U.S. Taxpayers) as attached hereto.

The Employee hereby acknowledges and agrees that this ESOP-Subscription Form and the ESOP Conditions Version 2020 constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous agreements related to the subject matter of this ESOP- Subscription Form including, but not limited to, right in and/or for shares, options, participations, or otherwise in the share capital or profits of the Company, any such prior and/or contemporaneous rights are hereby superseded and entirely settled.

Place, Date	Place, Date

Employee	Lilium GmbH

Lilium GmbH ESOP – 2020

Annex 2.5.5

LILIUM GMBH

Consent Declaration

To:

Lilium GmbH
Claude-Dornier-Straße 1, Bldg. 335
82234 Wessling
Germany

I,           (please fill in full name), hold _____ (please fill in number) Accelerated Options in Lilium GmbH (the “Company”) on the terms and conditions of the Company’s ESOP Conditions version [please fill in relevant version] (the “ESOP Conditions”). Definitions in the ESOP Conditions shall apply accordingly.

The Company has informed me about an upcoming Exit Event and I have notified the Company that, subject to fulfillment of the below conditions (a) and (b), I execute the Accelerated Options pursuant to Section 2.5.5 of the ESOP Conditions.

I hereby give my legally binding and irrevocable consent that (i) any shares in fulfillment of the Accelerated Options shall only be issue to me, and (ii) any Additional Payment shall be held in an escrow account of the Company’s choice and only be released to me

(a)       after the end of the Post Exit Period, provided that no Bad Leaver Event has occurred; or

(b)       after a Work Termination has occurred within the Post Exit Period, which is initiated by the Company without good cause or by me with good cause but, in case of an Additional Payment, not before both I and the Company have given written notice to the escrow agent that the release conditions have been fulfilled.

Subject to an Additional Payment, I hereby assign to the Company part of the proceeds resulting from the Exit Event that would be allocated to the Accelerated Options which, on a calculative EUR 1.00 nominal value per share, corresponds to the difference between the nominal amount and the Strike Price.

I am aware and I agree that I will not be entitled to any issuance of shares by the Company or Additional Payment according to the above if I do not make a legally binding offer to provide Continued Work for the time of the Post Exit Period.

_______________________________ Place, Date

_______________________________ Signature

Lilium GmbH ESOP – 2020

Annex 3.3

LILIUM GMBH

Exercise Declaration

To:

Lilium GmbH Claude-Dornier-Straße 1, Bldg. 335
82234 Wessling
Germany

I,_______________________________(please fill in full name), hold______(please fill in number) Vested Options (“My Options”) in Lilium GmbH (the “Company”) on the terms and conditions of the Company’s ESOP Conditions Version 2020.

I hereby notify the Company that I execute My Options pursuant to Section 3.3 of the Company’s ESOP Conditions Version 2020.

I hereby declare my accession to the shareholders agreement(s) as may exist at the day of this notification among the shareholders of the Company (“Relevant SHAs”) in a quality as a shareholder with no preferential rights or as a shareholder holding shares of the Company which have no preferential rights (e.g. common shares). If accession to the Relevant SHAs requires the consent of the other shareholders and such consent is – for whatever reason – not granted, I hereby assume the obligation towards the Company to act in accordance with the provisions of the Relevant SHAs as if I had acceded to it. This applies in particular with regard to obligations related to the disposal of shares.

I hereby assign to the Company part of the proceeds resulting from the Exit Event that would be allocated to My Options which, on a calculative EUR 1.00 nominal value per share, corresponds to the difference between the nominal amount and the Strike Price.

The Subscription Form and the Company’s ESOP Conditions Version 2020 and the definitions given therein shall be part of this Exercise Declaration.

Place, Date

Signature

Lilium GmbH ESOP – 2020

Addendum for U.S. Taxpayers to the
Employee Stock Option Program Conditions
Version 0.2/2020
(“ESOP Conditions”)

Reference is made to the ESOP Conditions and the terms and conditions set forth therein under which Lilium GmbH (the “Company”), a limited liability company incorporated and existing under the laws of Germany and registered with the commercial register of the local court of Munich under HRB 216921, issued stock options to certain beneficiaries.

The ESOP Conditions shall be amended and supplemented by this U.S. addendum (the “U.S. Addendum”) as set forth below, which shall be applicable to recipients of awards under the ESOP Conditions who are or become residents of, or subject to taxation in, the United States. Any words in capitals in this U.S. Addendum but not defined herein shall have the meaning attributed to them in the ESOP Conditions or the Addendum.

1.       Section 3.1 ESOP Conditions

Section 3.1 ESOP Conditions shall be further amended to add the following to the end of such Section 3.1:

Any such Exit Event must in any event occur no later than the eight (8) year anniversary of the Options Issue Date. If an Exit Event has not occurred by the eight (8) year anniversary of the Options Issue Date, all Options (vested and unvested) shall be immediately forfeited to the Company at no cost to the Company and all rights of the Employee to such Options shall immediately terminate.

Section 6 ESOP Conditions

Section 6 ESOP Conditions shall be amended to add the following to the end of such Section 6:

For clarity, “Options” granted under the ESOP and this U.S. Addendum represent an unfunded and unsecured obligation of the Company (i.e., a restricted stock unit award) to settle the Options that are “exercised” or “deemed exercised” only upon an Exit Event in the form of cash, shares, or a combination of both (such form of payment to be made in the Company’s sole discretion). Until the actual issuance of shares (if applicable), the Employee shall not have any beneficial or other ownership interest and shall have no right to vote or receive dividends or any other rights as a holder of capital stock shall exist with respect to the Options. Each tranche of Options that vest, or is scheduled to vest, pursuant to the Subscription Form is hereby designated as a “separate payment” for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). All payments made and benefits provided under the ESOP, the U.S. Addendum and the Subscription Form are intended to be exempt from the requirements of U.S. Internal Revenue Code Section 409A to the maximum extent permitted pursuant to U.S. Treasury Regulation Section 1.409A-1(b)(4) so that none of the payments or benefits will be subject to taxation until settlement of the Options in connection with an Exit Event and so that none of the payments or benefits will be subject to the adverse tax penalties imposed under U.S. Internal Revenue Code Section 409A, and any ambiguities herein will be interpreted to be so exempt.

[Date]

LILIUM GmbH

To: [insert full name + Legal entity of Employment]

Employee Stock Option Program

Important Information – Please Read

Dear

Reference is made to the Employee Stock Option Program Conditions (the "ESOP Conditions") and the terms and conditions set forth therein under which Lilium GmbH (the "Company"), a limited liability company incorporated and existing under the laws of Germany and registered with the commercial register of the local court of Munich under HRB 216921, issued stock options (and RSUs for U.S. tax purposes) to certain beneficiaries. Any words in capitals in this letter agreement not defined herein shall have the meaning attributed to them in the ESOP Conditions.

As you know, the Company has entered into a business combination agreement with Qell Acquisition Corp. ("Qell"). Upon the consummation of the business combination, the shares of Lilium N.V., the contemplated parent company of the Lilium group, have been listed on the Nasdaq stock market (the "Transaction").

The Company wants to enable the beneficiaries under the ESOP Conditions to subscribe for shares in Lilium N.V. in consideration for their options as vested under the ESOP Conditions from time to time.

In view of the above, the Company is proposing that the ESOP Conditions be amended by this letter agreement as set forth below:

1.	RSUs which have vested in accordance with your regular vesting schedule and the ESOP Conditions at the time of the closing of the Transaction shall be settled after expiration of a lock-up period (the "Lock-up Period") of 180 calendar days upon consummation of the Transaction in accordance with paragraph 3 below and the ESOP Conditions (as amended). For the avoidance of doubt, Section 3.8 ESOP Conditions shall not apply. Without prejudice to the following sentence, following expiry of the Lock-up Period the Company shall settle the RSUs which have vested at a date that is convenient to the Company, provided that such date shall be no later than March 15, 2022. In the event the Lock-up Period extends beyond March 15, 2022, the Company may, in its sole discretion and without your consent, modify these settlement provisions, subject to applicable law (provided always that such settlement date shall be prior to March 15, 2022).

2.	RSUs which are unvested at the time of the closing of the Transaction and are scheduled to vest prior to the expiration of the Lock-up Period shall continue to vest in accordance with your regular vesting schedule (under the ESOP Conditions (as amended) and your applicable award agreement) and, following vesting, shall be settled at a date that is convenient to the Company, provided that the settlement date shall be no later than March 15, 2022.For the avoidance of doubt, RSUs that vest after the expiration of the Lock-up Period shall be settled as soon as practicable following vesting during certain regularly reoccuring settlement windows determined by the Company but no later than March 15 following the calendar year in which they vest.

3.	Vested RSUs settled in accordance with the clarifications above and the ESOP Conditions (as amended) shall be exclusively settled in shares of Lilium N.V. instead of shares of the Company against contribution of your claim for settlement under the ESOP Conditions (as amended) to Lilium N.V.; provided that each Vested RSU shall grant you the right to receive such number of Lilium N.V. shares per Vested RSU equal to the number of Lilium N.V. shares issued to the shareholders of the Company per share of the Company at closing (before withholding and any other deductions).

We would like to remind you that taxes and social security contributions resulting from the exercise of the Options are to be borne by you. In case the Company or any of its affiliates is obliged to transfer taxes and/or social security contributions to any authority, the Company can make the issuance of Lilium N.V. shares upon exercise of Vested Options (and RSUs for U.S. tax purposes) contingent upon the payment of such taxes and/or social security contributions by you. We intend to help you financing the taxes to be paid through a program to sell Lilium N.V. shares the terms, scope and details of which will be described in further detail at the time of the exercise of your Vested Options.

The issuance of any shares in Lilium N.V. is subject to any declarations, statements and/or actions from you which might be necessary or desirable to ensure compliance of the Company and Lilium N.V. with applicable laws. In case and to the extent of any discrepancies between the ESOP Conditions and your Subscription Form and the content of this letter agreement, this letter agreement (including its Exhibit) shall prevail.

The proposed amendments to the ESOP Conditions set forth in this letter agreement are designed to benefit all beneficiaries, in that they bring forward the date on which Vested Options (and RSUs for U.S. tax purposes) can be exercised or settled, as applicable. The proposed amendments therefore provide an optimal route to liquidity and realisation of value for beneficiaries. In order to benefit from these optimal exercise or settlement terms, as applicable, you will need to confirm your agreement and acceptance by signing below by no later than 30 November 2021.

The execution of the letter agreement is a prerequisite that you will be entitled to exercise your Vested Options (and RSUs for U.S. tax purposes) and to receive Lilium N.V. shares, subject to the terms of the ESOP Conditions and this letter agreement. Without signing this letter agreement, the issuance of Lilium N.V. shares upon exercise of your Vested Options (and RSUs for U.S. tax purposes) will not be possible.

ESOP beneficiaries who fail to sign this letter will not benefit from the amendments made to the ESOP in this letter. Instead, their options (and RSUs for U.S. tax purposes) will not become exercisable until an Exit Event takes place and will, at that time, be settled in shares of the Company (although the Company reserves the right to settle such exercise in cash at its sole and unfettered discretion), which will be illiquid non-stock traded shares in a subsidiary of Lilium N.V., and will likely be far less valuable than shares in Lilium N.V.

Your current grant status is shown in the Exhibit hereto.

Yours sincerely,

Michael Andersen

Managing Director Lilium GmbH

Please confirm your agreement with and acceptance of the content of that letter agreement (including its Exhibit) by signing below.

Exhibit

Overview Grant Status

[Add employee name]

Number of Options1) issued:
Options Issue Date:
Number of Vested Options on 30 September 20212):
Vesting end date3):

1) RSUs for US tax purposes.

2) Only whole numbers of Vested Options can be exercised. If the total number of Vested Options is not evenly divisible by one when exercised, it shall be rounded down or up to the nearest whole number in accordance with mathematical principles. In case of a Work Termination prior to 1 October 2021, no further Options will vest. The Options of all other ESOP beneficiaries continue to vest according to their regular vesting schedule until the end of the Vesting Period, subject to the terms of the ESOP Conditions.

3) This estimate is subject to expiry of the Cliff Period, adjustments of the Vesting Period due to Suspended Periods (e.g. in case of unpaid sabbatical, maternity/parental leave) or Part-time Periods (as applicable).

Please note that the administration of the ESOP will shortly be outsourced by the Company to an incentive plan administrator and this plan administrator will provide you an online platform on which you can see your ESOP data (incl. your vesting schedule).

[Date]

LILIUM GmbH

To: [insert full name + Legal entity of Employment]

Employee Stock Option Program

Important Information – Please Read

Dear

Reference is made to the Employee Stock Option Program Conditions (the "ESOP Conditions") and the terms and conditions set forth therein under which Lilium GmbH (the "Company"), a limited liability company incorporated and existing under the laws of Germany and registered with the commercial register of the local court of Munich under HRB 216921, issued stock options (and RSUs for U.S. tax purposes) to certain beneficiaries. Any words in capitals in this letter agreement not defined herein shall have the meaning attributed to them in the ESOP Conditions.

As you know, the Company has entered into a business combination agreement with Qell Acquisition Corp. ("Qell"). Upon the consummation of the business combination, the shares of Lilium N.V., the contemplated parent company of the Lilium group, have been listed on the Nasdaq stock market (the "Transaction").

The Company wants to enable the beneficiaries under the ESOP Conditions to subscribe for shares in Lilium N.V. in consideration for their options as vested under the ESOP Conditions from time to time.

In view of the above, the Company is proposing that the ESOP Conditions be amended by this letter agreement as set forth below:

1.	RSUs which have vested in accordance with your regular vesting schedule and the ESOP Conditions at the time of the closing of the Transaction shall be settled after expiration of a lock-up period (the "Lock-up Period") of 180 calendar days upon consummation of the Transaction in accordance with paragraph 3 below and the ESOP Conditions (as amended). For the avoidance of doubt, Section 3.8 ESOP Conditions shall not apply. Without prejudice to the following sentence, following expiry of the Lock-up Period the Company shall settle the RSUs which have vested at a date that is convenient to the Company, provided that such date shall be no later than March 15, 2022. In the event the Lock-up Period extends beyond March 15, 2022, the Company may, in its sole discretion and without your consent, modify these settlement provisions, subject to applicable law (provided always that such settlement date shall be prior to March 15, 2022).

2.	RSUs which are unvested at the time of the closing of the Transaction shall continue to vest in accordance with your regular vesting schedule (under the ESOP Conditions (as amended) and your applicable award agreement) and, following vesting, shall be settled at a date that is convenient to the Company, provided that such date shall be no later than March 15th of the calendar year immediately following the calendar year during which such RSUs become vested. In the event the Lock-up Period extends beyond March 15, 2022, the Company may, in its sole discretion and without your consent, modify these settlement provisions, subject to applicable law (provided always that such settlement date shall be prior to March 15, 2022).

3.	Vested RSUs settled in accordance with the clarifications above and the ESOP Conditions (as amended) shall be exclusively settled in shares of Lilium N.V. instead of shares of the Company against contribution of your claim for settlement under the ESOP Conditions (as amended) to Lilium N.V.; provided that each Vested RSU shall grant you the right to receive such number of Lilium N.V. shares per Vested RSU equal to the number of Lilium N.V. shares issued to the shareholders of the Company per share of the Company at closing (before withholding and any other deductions).

We would like to remind you that taxes and social security contributions resulting from the exercise of the Options are to be borne by you. In case the Company or any of its affiliates is obliged to transfer taxes and/or social security contributions to any authority, the Company can make the issuance of Lilium N.V. shares upon exercise of Vested Options (and RSUs for U.S. tax purposes) contingent upon the payment of such taxes and/or social security contributions by you. We intend to help you financing the taxes to be paid through a program to sell Lilium N.V. shares the terms, scope and details of which will be described in further detail at the time of the exercise of your Vested Options.

The issuance of any shares in Lilium N.V. is subject to any declarations, statements and/or actions from you which might be necessary or desirable to ensure compliance of the Company and Lilium N.V. with applicable laws. In case and to the extent of any discrepancies between the ESOP Conditions and your Subscription Form and the content of this letter agreement, this letter agreement (including its Exhibit) shall prevail.

The proposed amendments to the ESOP Conditions set forth in this letter agreement are designed to benefit all beneficiaries, in that they bring forward the date on which Vested Options (and RSUs for U.S. tax purposes) can be exercised or settled, as applicable. The proposed amendments therefore provide an optimal route to liquidity and realisation of value for beneficiaries. In order to benefit from these optimal exercise or settlement terms, as applicable, you will need to confirm your agreement and acceptance by signing below.

Your current grant status is shown in the Exhibit hereto.

The execution of the letter agreement is a prerequisite that you will be entitled to exercise your Vested Options (and RSUs for U.S. tax purposes) and to receive Lilium N.V. shares, subject to the terms of the ESOP Conditions and this letter agreement. Without signing this letter agreement, the issuance of Lilium N.V. shares upon exercise of your Vested Options (and RSUs for U.S. tax purposes) will not be possible.

Yours sincerely,

Michael Andersen

Managing Director Lilium GmbH

Please confirm your agreement with and acceptance of the content of that letter agreement (including its Exhibit) by signing below.

Exhibit

Overview Grant Status

[Add employee name]

Number of Options1) issued:
Options Issue Date:
Number of Vested Options on 30 September 20212):
Vesting end date3):

1) RSUs for US tax purposes.

2) Only whole numbers of Vested Options can be exercised. If the total number of Vested Options is not evenly divisible by one when exercised, it shall be rounded down or up to the nearest whole number in accordance with mathematical principles. In case of a Work Termination prior to 1 October 2021, no further Options will vest. The Options of all other ESOP beneficiaries continue to vest according to their regular vesting schedule until the end of the Vesting Period, subject to the terms of the ESOP Conditions.

3) This estimate is subject to expiry of the Cliff Period, adjustments of the Vesting Period due to Suspended Periods (e.g. in case of unpaid sabbatical, maternity/parental leave) or Part-time Periods (as applicable).

Please note that the administration of the ESOP will shortly be outsourced by the Company to an incentive plan administrator and this plan administrator will provide you an online platform on which you can see your ESOP data (incl. your vesting schedule).